As filed with the Securities and Exchange            Registration No. 333-102129
Commission on July 3, 2003.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      BRILLIANT DIGITAL ENTERTAINMENT, INC.
             (Exact Name of Registrant as Specified in Its Charter)
            DELAWARE                                             95-4592204
  (State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                    6355 TOPANGA CANYON BOULEVARD, SUITE 120
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 346-3653
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                    KEVIN BERMEISTER, CHIEF EXECUTIVE OFFICER
                    6355 TOPANGA CANYON BOULEVARD, SUITE 120
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 346-3653
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                   COPIES TO:

                             John J. McIlvery, Esq.

                         Stubbs Alderton & Markiles, LLP

                       15821 Ventura Boulevard, Suite 525
                            Encino, California 91436
                                 (818) 444-4500

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                         CALCULATION OF REGISTRATION FEE
================================================================================
                                             Proposed     Proposed      Amount
                                             Maximum      Maximum         of
  Title of Each Class                        Offering     Aggregate     Regis-
    of Securities            Amount To Be     Price       Offering      tration
   To Be Registered          Registered(1)   Per Unit      Price          Fee
--------------------------------------------------------------------------------
Common Stock, par value
$.001 per share...........     16,414,051    $0.22(2)    $ 3,611,091   $  293(3)

Common Stock, par value
$.001 per share, issuable
upon conversion of
convertible promissory
notes.....................     31,141,103    $0.22(4)    $ 6,851,043   $  631(5)

Common Stock, par value
$.001 per share, issuable
upon exercise of warrants.    102,375,423    $0.22(4)    $22,522,593   $1,823(6)

Common Stock, par value
$.001 per share, issuable
upon exercise of warrants.         14,823    $0.4385(7)  $     6,500   $    1(5)

Common Stock, par value
$.001 per share, issuable
upon exercise of warrants.        150,000    $0.271(7)   $    40,650   $    4(5)

Common Stock, par value
$.001 per share, issuable
upon exercise of warrants.         20,212    $0.3216(7)  $     6,500   $    1(5)

Common Stock, par value
$.001 per share, issuable
upon exercise of warrants.        325,000    $0.25(7)    $    81,250   $    8(5)

Common Stock, par value
$.001 per share, issuable
upon exercise of warrants.        106,666    $0.28125(7) $    30,000   $    3(8)

Common Stock, par value
$.001 per share, issuable
upon exercise of warrants.      1,416,666    $0.55(9)    $   779,167   $  64(10)

TOTAL.....................    151,963,944
================================================================================
(1) In the event of a stock split, stock dividend, or similar transaction involving the Registrant's Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), on the basis of the average high and low prices of the Registrant's Common Stock reported on the American Stock Exchange on December 18, 2002, which was within five business days prior the date of the prior filing of the Registration Statement.
(3) A registration fee of $334 was paid with respect to 16,481,158 shares of Common Stock included with the prior filing of the Registration Statement.
(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), on the basis of the average high and low prices of the Registrant's Common Stock reported on the American Stock Exchange on December 18, 2002, which was within five business days prior the date of the prior filing of the Registration Statement.
(5)  Previously paid with the prior filing of the Registration Statement.
(6) A registration fee of $2,074 was paid with respect to 102,442,179 shares of Common Stock included with the prior filing of the Registration Statement.
(7) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), on the basis of the price at which the warrants may be exercised.
(8) A registration fee of $8 was paid with respect to 284,444 shares of Common Stock included with the prior filing of the Registration Statement.
(9) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), on the basis of the average high and low prices of the Registrant's Common Stock reported on the American Stock Exchange on June 27, 2003.
(10) A registration fee of $64 is being paid with respect to an additional 1,416,666 shares of Common Stock included with the filing of this Amendment to the Registration Statement.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                      SUBJECT TO COMPLETION - JULY 3, 2003

                                   PROSPECTUS

                      BRILLIANT DIGITAL ENTERTAINMENT, INC.


                       151,963,944 SHARES OF COMMON STOCK

                               ($0.001 par value)

                                   ----------


         This prospectus relates to the offer and sale from time to time of up to 151,963,944 shares of our Common Stock that are held by the stockholders named in the "Selling Stockholders" section of this prospectus. The shares of our Common Stock offered pursuant to this prospectus were originally issued to the selling stockholders in connection with private placements of our shares, pursuant to the exercise of warrants to purchase Common Stock, or pursuant to the conversion of secured convertible promissory notes issued to certain of the selling stockholders in private placement transactions.


         The prices at which the stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The stockholders whose shares are being registered will bear all selling and other expenses.


         Our Common Stock is traded on the American Stock Exchange under the symbol "BDE." On June 27, 2003, the last reported sale price of the Common Stock on the American Stock Exchange was $0.53 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT THE RISKS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.

                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------

                  The date of this prospectus is ______________

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

PROSPECTUS SUMMARY..........................................................3

RECENT DEVELOPMENTS.........................................................5

RISK FACTORS................................................................7

FORWARD-LOOKING STATEMENTS.................................................18

USE OF PROCEEDS............................................................18

SELLING STOCKHOLDERS.......................................................18

PLAN OF DISTRIBUTION.......................................................29

WHERE YOU CAN FIND MORE INFORMATION........................................29

LEGAL MATTERS..............................................................31

EXPERTS....................................................................31

                               PROSPECTUS SUMMARY

ABOUT BRILLIANT DIGITAL ENTERTAINMENT

         Brilliant Digital Entertainment, Inc. is a company which operates two distinct lines of business: (1) through our Altnet, Inc. subsidiary, we operate a peer-to-peer-based content distribution network, utilizing existing, proven technology which allows Altnet to securely and efficiently distribute digital files to end users, and (2) through our b3d, Inc. subsidiary, we are a developer and server of rich media advertising campaigns ("rich media" being defined as use of audio and animation), and a developer of software authoring tools used in the creation of "three dimensional", or "3D", animated content, for use on the World Wide Web.





         Through our Altnet, Inc. subsidiary, we operate a peer-to-peer-based content distribution network that allows Altnet to securely and efficiently distribute a content owner's music, video, software and other digital files to computer users. We commercialize Altnet by partnering with third party operators of web sites and other Internet applications to enable users of those web sites and applications to search for and download digital files from the Altnet network. We own 51% of the outstanding capital stock of Altnet and manage all of its day-to-day operations, and the remaining 49% is owned by Joltid, Ltd. (formally known as Blastoise, Ltd.), the company from whom we license a substantial portion of Altnet's peer-to-peer technology.

         Additionally, through our b3d, Inc. subsidiary, we are a developer and server of "rich media" (which includes audio and animation) Internet banner advertisements, and a developer of software authoring tools used to create three dimensional (or 3D) animated content for use on the World Wide Web.

         During fiscal 2002, we shifted our emphasis from our Internet advertising and b3d toolset business to our Altnet peer-to-peer business. This shift in emphasis occurred gradually over the course of fiscal 2002, and has come about primarily due to our limited financial resources, which have been unable to support both businesses. Until we have sufficient resources to support both businesses, we have indefinitely suspended substantially all of our Internet advertising and b3d toolset operations and intend to focus substantially all of our limited financial resources and efforts to grow the Altnet business. We intend to resume efforts once cash flow improves.

         We generate, or intend to generate, revenue in five principal ways:

         o We contract with content owners to distribute and sell their digital files to computer users over our Altnet peer-to-peer network. We charge the content owner a placement or distribution fee based on one or more of the following: (i) a negotiated fee for each file downloaded, (ii) a negotiated fee for each license issued once the end user tries to play the file the first time after it has been downloaded, and (iii) a negotiated percentage of the sales price a computer user pays to purchase a digital file;

         o We perform business development services in the United States for Sharman Networks Limited, the distributor of the Kazaa Media Desktop file sharing software application, pursuant to an arrangement which gives us a portion of the revenue received by Sharman as a result of our efforts;

         o We intend to sublicense to third parties our rights to the TrueNames patent (U.S. patent #5,978,791), which we license from Kinetech Inc. The TrueNames patent covers a method of identifying digital files based on the actual data contents of the file, rather than by its name, origin, location, address, or other information that can easily be changed;

         o We license our ad serving technology, which is used to display our Brilliant Banners, to third party operators of web sites and other Internet applications; and

         o We license our b3d software tools to creators of animated content.

         During the second half of 2002, we generated our first revenues from the distribution and sale of digital files over the Altnet network to users of the Kazaa Media Desktop file sharing software application (or KMD). Our agreement with Sharman Networks Limited, distributor of the KMD, allows us to distribute and sell digital files from the Altnet network to KMD users. A KMD user can download an Altnet file from the Altnet network in substantially the same manner as the user would download a digital file from other users of KMD applications. Pursuant to our agreement with Sharman, if a search query matches the description of one or more Altnet files, the matching Altnet files are currently displayed in the top four positions and every seventh file within the search results page of the KMD GUI. We pay Sharman a percentage of revenue generated from the distribution and sale of Altnet files to users of the KMD.

         During the second half of 2002, we began performing business development services in the United States under an agreement with Sharman Networks Limited. We negotiate with third parties that desire to enter into a business transaction with Sharman relating to the KMD application. These transactions include the placement by third parties of banner advertisements on the KMD, software bundle transactions whereby a third party's software product is bundled with downloads of the KMD, and other partnering transactions. We are paid a percentage of the gross revenue received by Sharman for each transaction entered into based on our efforts. Pursuant to this arrangement, in February 2003, we assisted with an agreement between Sharman and MatchNet plc for the placement on the KMD of a "dating service" application that allows users of the KMD to search MatchNet's online database of dating profiles and subscribe to MatchNet's online dating service from the KMD.

         In October 2002, we licensed from Kinetech, Inc. rights to its TrueNames patent (U.S. patent #5,978,791) and all related intellectual property. We have a non-exclusive, sublicensable right to the Patent for the purpose of developing, marketing, renting and selling products and services, which, without the license, would infringe or contribute to the infringement of the Patent. In addition to using the patented technology to operate our own peer-to-peer business, we intend to identify other parties that might be infringing the patent and, where we deem appropriate, seek to sublicense the patent for a fee.

ABOUT THE OFFERING

         This prospectus may be used only in connection with the resale by the Selling Stockholders of up to 151,963,944 shares of our Common Stock.

         We will not receive any proceeds from the sale of the shares of Common Stock offered by the selling stockholders using this prospectus. On June 27, 2003, we had 40,114,978 shares of Common Stock outstanding.





                               RECENT DEVELOPMENTS

         Altnet has developed a new software application to provide incentives and reward consumers for sharing licensed digital content on the Altnet peer-to-peer network. The Peer Points Manager meters file uploads to other users and was released in late June 2003 to Altnet users, including users who access Altnet files from the Kazaa Media Desktop. The Peer Points Manager meters gold icon file uploads to users of the KMD and other Altnet enabled web sites and Internet applications and compensates participants for the use of their computer resources, enabling them to directly redeem prizes or enter a sweepstakes for cash or prizes. Prizes range from plasma screen televisions, MP3 players, Sony Walkmans, concert tickets, flight discounts, clothing, DVDs and other items. Participants can easily opt out of the Altnet-powered Peer Points Manager, or set caps on the computer resources they make available. The Peer Points Manager protects users' privacy and does not collect or track any surfing habits or other personal identifying information. Altnet has tested the platform for nearly twelve months, delivering an average of 20 million licenses a month. The Peer Points Manager includes a billing application, works with multiple file formats and is the single largest distributor of Microsoft DRM, Microsoft's digital rights management software.

         On April 14, 2003, we signed a two-year Strategic Alliance, Marketing and Distribution Agreement with Focus Interactive, Inc. (formerly known as The Excite Network, Inc.), owner and operator of a proprietary software application entitled "My Search Bar," which enables users to access content, products and services provided by Focus. Pursuant to this agreement, we agreed to jointly develop, market and distribute a customized version of My Search Bar, and Focus agreed to operate and manage our integrated sweepstakes and loyalty program for users of our Altnet peer-to-peer software application. The My Search Bar is bundled and distributed with the Altnet Peer Points Manager. Pursuant to the agreement, we received a refundable (under limited circumstances), non-recoupable signing bonus in the aggregate amount of $250,000 in April 2003, and received an additional refundable (under limited circumstances) and recoupable advance of $375,000 in late June 2003. The advance will be applied against amounts that may become payable to us under the agreement. The agreement also provides for ongoing payments between us and Excite, based on the success in distributing the browser plug-ins and their performance.

         The Kazaa Media Desktop is a leading peer-to-peer software application and allows users to search, download, organize and interact with a variety of files. On May 23, 2003, KMD became the world's most downloaded software application when it overtook the previous record-holder, ICQ, by reaching 230,309,616 worldwide downloads. In June 2003 Sharman Networks Limited released version 2.5 of the KMD, which contains the following key features:

         o the ability for users to obtain up to five times the number of search results currently available;
         o the inclusion of Altnet's Peer Points Manager, a loyalty and incentive application that rewards KMD users for sharing licensed content; and
         o the introduction of Kazaa Channels, a series of content areas within the KMD application, which allow users to search for, try, browse through and purchase exclusive licensed content provided by third party publishers

         On June 4, 2003, we purchased from Joltid Ltd., 1,102,500 shares of common stock of Altnet. As a result of the purchase, we increased our ownership from 51% to 75.5% of the outstanding voting securities of Altnet. For the Altnet shares, we issued to Joltid 7,000,000 shares of our Common Stock. We also acquired from Joltid a two year option to purchase Joltid's remaining 1,102,500 shares of Altnet common stock for an exercise price per share of 0.1575 newly issued shares of our common stock, for an aggregate exercise price of 7,000,000 shares of our Common Stock for all of Joltid's remaining Altnet shares. For this option, we issued to Joltid 1,000,000 shares of our common stock. Joltid now owns 8,000,000 shares of our Common Stock, representing approximately 20% of our outstanding voting securities.

         On June 4, 2003, we also obtained from Joltid a non-exclusive, perpetual, irrevocable, transferable, worldwide license to use rights to Joltid's Content Distribution Environment peer-to-peer computer program, commonly referred to as PeerEnabler. In exchange for the license, we agreed to pay Joltid a monthly fee based on a percentage of revenues earned from the exploitation of the licensed rights, subject to a maximum aggregate amount. The license agreement provides for Altnet receiving co-ownership of the rights to the application upon the achievement of certain performance milestones.

         We have entered into a Patent Sublicense Agreement with Sharman Networks Limited, the distributor of the KMD. Pursuant to the patent sublicense agreement, we granted Sharman a limited, non-exclusive sublicense to our rights to the TrueNames patent, which we license from Kinetech Inc. The TrueNames patent covers a method of identifying digital files based on the actual data contents of the file, rather than by its name, origin, location, address, or other information that can easily be changed. As consideration for the sublicense, Sharman will pay us a monthly license fee.

         On June 11, 2003, we entered into an Interactive Marketing Agreement with Streamwaves.com, Inc. to market and promote the streaming music service of Streamwaves, and to sell Streamwaves' streamed music, video and, when available, downloadable digital audio and video files over the Altnet peer-to-peer network. As consideration for our services, Streamwaves will pay us a percentage of revenue Streamwaves receives from sales of its content to Altnet users. We also entered into a Payment Processing Services Agreement with Streamwaves, where Altnet will provide Streamwaves and its customers with online payment processing services for a transaction fee.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THE MATERIAL ONES FACING OUR COMPANY. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IF THIS OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.


RISKS ASSOCIATED WITH THIS OFFERING

         THERE IS DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. We currently have a number of obligations that we are unable to meet without generating additional revenues or raising additional capital. If we cannot generate additional revenues or raise additional capital in the near future, we may become insolvent. As of March 31, 2003, our cash balance was approximately $58,000 and our outstanding accounts payable and accrued expenses totaled $1,664,000 not including the capital financing notes, which have a convertible feature. Historically, we have funded our capital requirements with debt and equity financing. Our ability to obtain additional equity or debt financing depends on a number of factors including our financial performance and the overall conditions in our industry. If we are not able to raise additional financing or if such financing is not available on acceptable terms, we may liquidate assets, seek or be forced into bankruptcy, and/or continue operations but suffer material harm to our operations and financial condition. These measures could have a material adverse affect on our ability to continue as a going concern.

         WE HAVE A HISTORY OF LOSSES, A NEGATIVE NET WORTH AND MAY NEVER ATTAIN PROFITABILITY. We have a limited operating history and have not attained profitability. Since inception, we have incurred significant losses and negative cash flow, and as of March 31, 2003 we had an accumulated deficit of $61.8 million. We incurred comprehensive losses of $1.3 million and $0.9 million for the quarter ended March 31, 2002 and 2003, respectively. Additionally, as of the date of this prospectus, our current liabilities exceed our current assets. We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future as we fund operating and capital expenditures in the areas of brand promotion, sales and marketing, administration, and research and development, all principally related to deployment of our Altnet peer-to-peer network and operating infrastructure. In fiscal 2002, we significantly reduced the development and marketing of our proprietary software authoring tools, and our services for serving "rich media" Internet banner advertisements (banner advertisements that use audio and animation). Additionally, we have ceased all internal production of three-dimensional animated content. While our past activities in these areas will continue to generate some future revenue, our business model assumes that our growth and a significant portion of our future revenues will be derived from our Altnet peer-to-peer business, which only became operational in the fourth quarter of 2002. This business model is not yet proven and we cannot make assurances that we will ever achieve or sustain profitability or that our operating losses will not increase in the future or be inconsistent with the expectations of the public market. Primarily as a result of our continued losses, our independent public accountants modified the opinion on our financial statements to include an explanatory paragraph wherein they expressed substantial doubt about our ability to continue as a going concern.

         OUR RECENT CAPITAL RAISING EFFORTS HAVE RESULTED IN SUBSTANTIAL DILUTION TO OUR STOCKHOLDERS AND OUR FUTURE CAPITAL NEEDS WOULD INCREASE THIS DILUTION. During 2001, we raised $3.0 million through the sale of convertible promissory notes and common stock purchase warrants. The promissory notes, which now mature on December 31, 2003, and accrued interest, may be converted by the holders at any time into shares of our common stock at a price of $0.1203 per share. The warrants attached to the promissory notes have an expiration date of May 23, 2004 and entitle the holders to purchase up to an aggregate of 69,768,745 shares of our Common Stock at an exercise price of $0.1353375 per share on 44,542,718 shares, and at an exercise price of $0.2091 on 25,226,028 shares. The exercise of the warrants would increase the number of shares outstanding and result in further dilution to our other stockholders.

         The conversion price of the promissory notes and the exercise price of warrants to purchase up to 44,542,718 shares of Common Stock are subject to reduction if we issue additional securities at a price below the then applicable conversion price or exercise price, with exceptions for certain types of securities issuances. If we issue securities at a price below the conversion price or exercise price, then the conversion price or exercise price will be adjusted downward to equal the price at which we sold the additional securities. As a consequence, if we trigger the adjustment provision for the promissory notes, the holders of the promissory notes could convert them at a lower price, which would increase the number of shares of Common Stock they would receive. Similarly, if we trigger the adjustment provision for the warrants, the holders of the warrants could exercise the warrants to purchase a greater number of shares for the same aggregate purchase price.

         The table below sets forth the number of shares of our Common Stock that could be acquired by the holders upon conversion of the promissory notes and exercise of the warrants, and the percentages of our outstanding Common Stock that the shares issued upon conversion and exercise would represent. The amounts assume conversion on the maturity date of the promissory notes (December 31, 2003), and include all interest that would accrue on the entire principal amount of the promissory notes through such date. The share amounts and percentages are based on our closing share price of $0.16 on May 1, 2003, and on assumed closing share prices of $0.12, $0.08 and $0.04, which prices represent a 25%, 50% and 75% decline, respectively, in our May 1, 2003 closing share price. The table assumes that we would issue additional securities at these prices, and thus trigger the price adjustment provisions of the notes and warrants. The table also assumes that the warrants would be exercised for cash, and that the holders would pay us the aggregate exercise price $6,028,300. The percentages are also based on 32,114,978 shares of our common stock outstanding on May 1, 2003.

Percentage Decline in                                            Percentage of
     May 1, 2003              Assumed           Shares of        Outstanding
    Closing Price          Closing Price       Common Stock      Common Stock
---------------------      -------------       ------------      ------------
         --                    $ 0.16*          75,683,821          70.2%
         25%                   $ 0.12           81,454,790          71.7%
         50%                   $ 0.08          122,182,184          79.2%
         75%                   $ 0.04          244,364,369          88.4%
----------

         Based on the terms of the notes and warrants, if we sold securities at this share closing price the conversion price of the notes and exercise price of the warrants would be $0.1203 and $0.1353375 per share, respectively.

         Additionally, during the 2002, we raised an additional $2,685,000 through the sale of 15,451,318 shares of common stock at an average price per share of $0.15, and in connection therewith issued warrants to purchase up to an additional 27,568,627 shares of common stock at exercise prices ranging from $0.148725 to $0.28125 per share. We anticipate that during 2003, we will need to raise additional capital, as our current operations do not generate positive cash flow. As such, any additional capital raising efforts would cause further dilution to stockholders.

         The following table illustrates our capitalization as of June 25, 2003, and identifies the number of shares issued and outstanding as of such date, as well as the number of shares that may be issued in the future upon conversion of outstanding convertible promissory notes and exercise of outstanding options and warrants:

                                        SHARES OF            PERCENTAGE OF FULLY
SECURITY                              COMMON STOCK              DILUTED SHARES
-----------------------------         ------------           -------------------

Outstanding Common Stock               40,256,571                  24.3%
Convertible Promissory Notes,
   with accrued interest               29,825,701                  18.0%
Outstanding Warrants(1)                72,235,830                  43.7%
Outstanding Options                    23,165,018                  14.0%
                                      ------------           -------------------
  Fully Diluted Shares of
     Common Stock(2)                  165,483,120                 100.0%
----------
1 For purposes of this table, we have only included warrants that are "in-the-money" (the exercise price of the warrants is below the price of our common stock), and the number of shares of common stock underlying the outstanding warrants has been calculated on a "cashless" exercise basis, whereby the holder of each warrant receives upon exercise a number of shares of common stock with a value equal to (i) the total value of the shares underlying the warrants LESS (ii) the aggregate exercise price of the warrants, and is calculated based on the closing sales price of our common stock on the American Stock Exchange on June 25, 2003, which was $0.51.
2 This number excludes (i) 6,983,875 shares that have been reserved for issuance under our 1996 Stock Option Plan that were not the subject of an outstanding stock option or other award at June 25, 2003, and (ii) 15,010,000 shares underlying warrants that have exercise prices ranging from $.6096 to $0.75 per share, and thus not "in-the-money."


         IF WE BECOME INSOLVENT, WE WILL BE IN DEFAULT UNDER OUR SECURED CONVERTIBLE PROMISSORY NOTES, WHICH COULD RESULT IN OUR OBLIGATION TO PAY IMMEDIATELY ALL AMOUNTS THEN OUTSTANDING UNDER THE NOTES. If we generally do not pay, or become unable to pay, our debts as such debts become due, we will default under our outstanding Secured Convertible Promissory Notes, in the aggregate principal amount of $3.0 million. If a default occurs, all amounts owed to the holders of the notes would immediately become due and payable. If the debt becomes due before its maturity in December 2003, we likely will not have sufficient funds to repay the indebtedness, which will entitle the holders of the notes to exercise all of their rights and remedies, including foreclosure on all of our assets which we pledged as collateral to secure repayment of the debt.

         WE DO NOT MEET THE CONTINUED LISTING REQUIREMENTS OF THE AMERICAN STOCK EXCHANGE, AND OUR STOCK COULD BE DELISTED AT ANY TIME. Our common stock currently is quoted on the American Stock Exchange. For continued inclusion on the American Stock Exchange, we must meet certain tests, including maintaining a sales price for our common stock above $1.00 per share, and net tangible assets of at least $6 million. We currently are not in compliance with both the bid price and net tangible assets requirements. Specifically, we are not in compliance with the following listing requirements as set forth in the AMEX COMPANY GUIDE:

         o Section 1003 (a)(i) with shareholders' equity of less than $2,000,000 and losses from continuing operations and/or net losses in two of our three most recent fiscal years;
         o Section 1003 (a)(ii) with shareholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of our four most recent fiscal years;
         o Section 1003 (a)(iii) with shareholders' equity of less than $6,000,000 and losses from continuing operations and/or net losses in our five most recent fiscal years; and
         o Section 1003 (a)(iv) in that we have sustained losses which are so substantial in relation to our overall operations or our existing financial resources, or our financial condition has become so impaired that it appears questionable, in the opinion of the exchange, as to whether we will be able to continue operations and/or meet our obligations as they mature.

         We were afforded the opportunity to submit a plan of compliance to the exchange, which we did on April 30, 2002. On June 19, 2002, the exchange notified us that it accepted our plan of compliance and granted us an informal extension, the length of which is at the discretion of the exchange, to regain compliance with the continued listing standards. We are subject to periodic reviews by the exchange staff during the extension period.

         We could be delisted from the American Stock Exchange at any time, with little or no advance notice. If this occurs, trading of our common stock may be conducted on (i) the NASDAQ SmallCap Market, if we qualify for listing at that time, which we currently do not, (ii) in the over-the-counter market on the "pink sheets", or (iii) if available, the NASD's "Electronic Bulletin Board." In any of those cases, investors could find it more difficult to buy or sell, or to obtain accurate quotations as to the value of our common stock. If we are delisted, our stock could also become a "penny stock." The trading price per share of our common stock likely would be reduced as a result.





         TO DEVELOP PRODUCTS THAT CONSUMERS DESIRE, WE MUST MAKE SUBSTANTIAL INVESTMENTS IN RESEARCH AND DEVELOPMENT TO KEEP UP WITH THE RAPID TECHNOLOGICAL DEVELOPMENTS THAT ARE TYPICAL IN OUR INDUSTRY. The software market and the PC industry are subject to rapid technological developments. To develop products that consumers desire, we must continually improve and enhance our existing products and technologies and develop new products and technologies that incorporate these technological developments. We cannot be certain that we will have the financial and technical resources available to make these improvements. We must make improvements to our technology while remaining competitive in terms of performance and price. This will require us to make investments in research and development, often times well in advance of the widespread release of the products in the market and any revenues these products may generate. Until we become profitable, we will need to fund these research and development efforts from proceeds we receive from equity or debt financings. We do not have sufficient resources to fund long term research and development, which is presently on hold.


         OUR STOCK PRICE AND TRADING VOLUME FLUCTUATE WIDELY AND MAY CONTINUE TO DO SO IN THE FUTURE. AS A RESULT, WE MAY EXPERIENCE SIGNIFICANT DECLINES IN OUR STOCK PRICE. The market price and trading volume of our common stock, which trades on the American Stock Exchange, has been subject to substantial volatility, which is likely to continue. This volatility may result in significant declines in the price of our common stock. Factors that may cause these fluctuations include:

         o        variations in quarterly operating results;
         o        the gain or loss of significant contracts;
         o        changes in management;
         o announcements of technological innovations or new products by us or our competitors;
         o        recommendations by securities industry analysts;
         o dilution to existing stockholders resulting from the issuance of additional shares of common stock; and
         o        short sales and hedging of our common stock.

         Additionally, the stock market has experienced extreme price and trading volume fluctuations that have affected the market price of securities of many technology companies. These fluctuations have, at times, been unrelated to the operating performances of the specific companies whose stock is affected. The market price and trading volume of our stock may be subject to these fluctuations.

         IF OUR STOCK DOES NOT SUSTAIN A SIGNIFICANT TRADING VOLUME, STOCKHOLDERS MAY BE UNABLE TO SELL LARGE POSITIONS IN OUR COMMON STOCK. In the past, our common stock has not experienced significant trading volume on a consistent basis and has not been actively followed by stock market analysts. The average trading volume in our common stock may not increase or sustain its current levels. As a result, we cannot be certain that an adequate trading market will exist to permit stockholders to sell large positions in our common stock.

         FLUCTUATIONS IN OPERATING RESULTS MAY RESULT IN UNEXPECTED REDUCTIONS IN REVENUE AND STOCK PRICE VOLATILITY. We operate in an industry that is subject to significant fluctuations in operating results from quarter to quarter, which may lead to unexpected reductions in revenues and stock price volatility. Factors that may influence our quarterly operating results include:

         o the introduction or enhancement of software products and technology by us and our competitors;
         o the use by animators of our toolsets to create b3d-produced content;
         o the market's acceptance of our 3D Brilliant Banner advertising format; and
         o our ability to operate and expand our Altnet peer-to-peer business.

         Additionally, a majority of the unit sales for a product typically occurs in the quarter in which the product is introduced. As a result, our revenues may increase significantly in a quarter in which a major product introduction occurs and may decline in following quarters.

         DECREASES IN THE PRICE OF OUR COMMON STOCK COULD INCREASE SHORT SALES OF OUR COMMON STOCK BY THIRD PARTIES, WHICH COULD RESULT IN FURTHER REDUCTIONS IN THE PRICE OF OUR COMMON STOCK. Our sales of common stock at a discount to the market price of our common stock, which may be necessary to raise additional capital to fund operations, could result in reductions in the market price of our common stock. Downward pressure on the price of our common stock could encourage short sales of the stock by third parties. Material amounts of short selling could place further downward pressure on the market price of the common stock. A short sale is a sale of stock that is not owned by the seller. The seller borrows the stock for delivery at the time of the short sale, and buys back the stock when it is necessary to return the borrowed shares. If the price of the common stock declines between the time the seller sells the stock and the time the seller subsequently repurchases the common stock, then the seller sold the shares for a higher price than he purchased the shares and may realize a profit.


         WE HAVE ADOPTED A NUMBER OF ANTI-TAKEOVER MEASURES THAT MAY DEPRESS THE PRICE OF OUR COMMON STOCK. Our ability to issue up to 700,000 shares of preferred stock and some provisions of our certificate of incorporation and bylaws and of Delaware law could make it more difficult for a third party to make an unsolicited takeover attempt of us. These anti-takeover measures may depress the price of our common stock by making third parties less able to acquire us by offering to purchase shares of our stock at a premium to its market price. Our Board of Directors can issue up to 700,000 shares of preferred stock and determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. Our Board of Directors could issue the preferred stock with voting, liquidation, dividend and other rights superior to the rights of our common stock. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of the share purchase rights and of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

RISKS RELATED TO OUR BUSINESS

         ALTNET IS AN UNPROVEN BUSINESS VENTURE AND MAY REQUIRE SIGNIFICANT CAPITAL TO BE SUCCESSFULLY IMPLEMENTED. Our Altnet peer-to-peer business is unproven and we cannot guaranty that it will be financially successful. The success of the business will depend, in part, on our ability to enter into end user agreements with a sufficient number of qualified personal computer owners to allow the network to work efficiently and effectively, acceptance by corporate customers of our services, the technical viability of the commercially available digital rights management, or DRM, software we employ to protect the proprietary content that will pass through the Altnet network and reside on network computers, acceptance of content offered through TopSearch, broad acceptance and use of our micro-payment processing system, and our underlying peer-to-peer technology. Additionally, we do not have sufficient capital to internally fund Altnet's development and operations. Consequently, the capital necessary to fund Altnet and expand the operations will need to come from outside sources. We cannot make assurances that sufficient capital will be available at all or on terms acceptable to us to fund Altnet's development and operations.

         ALTNET'S MICRO-PAYMENT PROCESSING SYSTEM IS RELIANT UPON THE TECHNOLOGY AND SYSTEMS OF THIRD PARTY VENDORS THAT PROVIDE THEIR SERVICES TO ALTNET. We use the technology and services of third parties to process payment for the individual sale of digital content over our Altnet peer-to-peer system. NewGenPay Inc. currently provides payment processing technology and services to us. The ability to process payment for individual sales at price points well below $1.00 (better known as micro payments) is integral to our ability to commercialize the secure distribution to and sale of our customers' digital content to millions of users. Our ability to commercialize Altnet could be materially adversely affected if we do not maintain our relationships with the vendors that provide these services on our behalf. Additionally, a disruption in these vendors' services, problems with their technology, or any other matters that interfere with their provision of services to us could disrupt our ability to collect fees for the digital content we distribute, which would have a materially adverse affect on our operations and our relationship with our customers.

         OUR FAILURE TO MAINTAIN A STRATEGIC RELATIONSHIP WITH SHARMAN NETWORKS COULD ADVERSELY AFFECT OPERATING RESULTS. We receive compensation as the exclusive representative of Sharman Networks for the sale, license, and/or other commercial exploitation of index search results displayed on or otherwise accessed using the Kazaa Media Desktop in response to end user search requests. Additionally, through our business development arrangement with Sharman
Networks, we receive compensation for the sale of advertising campaigns and other revenue received by Sharman Networks, which is generated as a result of our efforts. If we do not maintain our strategic relationship with Sharman Networks, these sources of revenue may be eliminated which would adversely affect our financial condition and results of operations.

         OUR FAILURE TO MAINTAIN STRATEGIC RELATIONSHIPS WITH DISTRIBUTION PARTNERS COULD REDUCE THE NUMBER OF ALTNET PEER-TO-PEER APPLICATIONS WE ARE ABLE TO DISSEMINATE TO CONSUMERS, WHICH WOULD REDUCE THE NUMBER OF USERS FOR OUR ALTNET PEER-TO-PEER BUSINESS. We distribute the software necessary to create and run our Altnet peer-to-peer business primarily by bundling it with Sharman Networks' Kazaa Media Desktop. We rely on computer users' demand for the Kazaa Media Desktop to increase the installed base of our Altnet software, which is necessary to connect users to our private peer-to-peer network. Additionally, through our agreement with Sharman Networks, Altnet distributes and sell digital files to users of the Kazaa Media Desktop. Our business, results of operations and financial condition could be materially adversely affected if we do not maintain our distribution relationship with Sharman Networks on acceptable terms or if this relationship does not achieve the projected distribution of our Altnet software or sales of authorized digital files.

         CURRENT LITIGATION AGAINST SHARMAN NETWORKS LIMITED MAY PREVENT FURTHER DISTRIBUTION OF OUR ALTNET PEER-TO-PEER SOFTWARE, AND ADVERSELY AFFECT OUR ABILITY TO SERVE BRILLIANT BANNERS ON, AND DISTRIBUTE AND SELL DIGITAL FILES TO USERS OF, THE KAZAA MEDIA DESKTOP. A disruption in the distribution of the Kazaa Media Desktop or its use by consumers would necessarily adversely impact (1) the future distribution of our Altnet software, (2) revenues we derive from serving Brilliant Banners on the Kazaa Media Desktop, and (3) Altnet's sale of authorized digital files to users of the Kazaa Media Desktop. For the three months ended

March 31, 2003, we generated approximately 61% of our total revenues from activities dependent upon the availability of the Kazaa Media Desktop to computer users. If there is a disruption in the distribution of the Kazaa Media Desktop or its use by consumers, we may not be able to replace this source of revenue in the short term, or at all. Sharman Networks, the Kazaa Media Desktop, and other peer-to-peer software products, are currently the subject of a lawsuit, METRO-GOLDWYN-MAYER STUDIOS, INC. ET. AL. V. GROKSTER LTD. ET. AL., filed in the United States District Court for the Central District of California (Western Division) by twenty-eight entertainment companies claiming that, among other things, the Kazaa Media Desktop facilitates, contributes to and encourages copyright infringement. On November 18, 2001, there was an additional complaint filed, LIEBER ET. AL. V. CONSUMER EMPOWERMENT B.V. ET. AL. To the extent that Sharman Networks is precluded from distributing the Kazaa Media Desktop as a result of this litigation, our business and financial condition could be materially and adversely affected. While we understand that Sharman Networks is vigorously defending against the claims raised in this litigation, we are unable to determine at this time whether Sharman Networks will prevail.

         OUR BUSINESS MODEL CONTEMPLATES RECEIVING A PORTION OF OUR FUTURE REVENUES FROM RICH MEDIA INTERNET ADVERTISEMENTS DEVELOPED AND SERVED USING OUR SOFTWARE TOOLS, AND FROM INTERNET ADVERTISING SERVICES. INTERNET ADVERTISING IS DEPENDENT ON THE ECONOMIC PROSPECTS OF ADVERTISERS AND THE ECONOMY IN GENERAL AND RECENTLY HAS EXPERIENCED A SIGNIFICANT DECLINE. A CONTINUED DECREASE IN EXPENDITURES BY ADVERTISERS OR A PROLONGED DOWNTURN IN THE ECONOMY COULD CAUSE US TO FAIL TO ACHIEVE OUR REVENUE PROJECTIONS. While we significantly reduced the development and marketing of our Internet advertising business in fiscal 2002 in favor of our Altnet peer-to-peer business, we intend to pursue some revenue from this business during fiscal 2003. We are focusing a portion of our resources on generating revenues from the sale of our b3d tools for the creation of rich media Internet advertisements and from the sale of technologies and services to web publishers, third party advertising representation firms, advertisers and agencies. In recent quarters, the market for Internet advertising has experienced lower demand, lower prices for advertisements and the reduction of marketing and advertising budgets. As a consequence, expenditures for Internet advertisements have decreased. We cannot be certain that future decreases will not occur and that spending on Internet advertisement will return to historical levels. A continued decline in the economic prospects of advertisers or the economy in general could cause us to fail to achieve our advertising-related revenue projections.

         WE WILL NOT BE ABLE TO GENERATE REVENUES FROM OUR BRILLIANT BANNERS AND OTHER B3D CONTENT WITHOUT A BROAD BASE OF INSTALLED DIGITAL PROJECTORS. Our Digital Projector must be installed on a user's computer in order for that user to view our Brilliant Banners and other b3d content. If we do not achieve and maintain widespread installation of our Digital Projector, there will not be substantial demand for b3d-produced content or our software tools. We have discontinued the production of 3D animated entertainment, such as our MultipathTM Movies and animated music videos. The user's demand for this entertainment helped drive installation of our Digital Projector. Presently, the substantial majority of b3d content consists of Brilliant Banners. Computer users are less likely to voluntarily install our Digital Projector or keep it installed if its use is almost exclusively for viewing Internet advertisements. Other companies, such as Lavasoft, market software that removes our Digital Projector from a user's computer. The widespread use of this software could diminish the number of installed projectors, which would reduce demand for our Brilliant Banners by Internet advertisers and correspondingly reduce the demand for our b3d toolset by the creators of Internet advertisements.

         WE WILL NOT BE ABLE TO GENERATE REVENUES FROM OUR BRILLIANT BANNERS IF THEY DO NOT ACHIEVE MARKET ACCEPTANCE. The success of our Brilliant Banner rich media ad format and our ability to generate revenues through sale and serving of these advertisements will be determined by consumer reaction and acceptance. To generate revenues, we must develop advertisements that appeal to the advertising community and the consumer, which is unpredictable. Additionally, our Brilliant Banner advertisements face competition from other online advertising companies like Unicast, Eyeblaster and Viewpoint. Other factors that influence our ability to generate revenues from our Brilliant Banners include:

         o Acceptance of the Brilliant Banner advertising format by web sites;

         o Performance of the Brilliant Banner versus other rich media advertising formats and traditional 2D advertisements; and

         o Our ability to broadly disseminate our Digital Projector, which is necessary to view our Brilliant Banners.

         WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH OTHER COMPANIES THAT OFFER SOFTWARE TOOLS AND SERVICES SIMILAR TO OURS. The markets for our b3d software tools are highly competitive and characterized by pressure to incorporate new features and accelerate the release of new and enhanced products. A number of companies currently offer content development products and services that compete directly or indirectly with one or more of our tools sets. These competitors include, among others, Macromedia, Inc., Adobe Systems, Inc. as well as Pulse Entertainment, Inc. and Viewpoint Corporation. As we compete with larger competitors such as Macromedia across a broader range of product lines and different platforms, we may face increasing competition from such companies.

         WE MAY BE UNABLE TO SUCCESSFULLY COMPETE WITH MICROSOFT, REAL NETWORKS AND OTHER COMPANIES IN THE MEDIA DELIVERY MARKET. The market for software and services for the delivery of media over the Internet is constantly changing and highly competitive. Companies such as Microsoft Corporation and Real Networks, Inc. have substantial penetration in the media delivery market, and significantly greater resources than we do. More companies are entering the market for, and expending increasing resources to develop, media delivery software and services. We expect that competition will continue to intensify. Because our b3d content, such as our Brilliant Banners, can only be viewed using our Digital Projector, if we do not achieve a widespread distribution of our media player, there will not be substantial demand for b3d-produced content or our software tools. Similarly, we can only deliver digital files over our Altnet peer-to-peer network to users that have downloaded the Altnet software. If we do not achieve a widespread distribution of our Altnet software, there will not be substantial demand by content owners to distribute and sell their content over the Altnet network.

         IF WE DO NOT IMPROVE OUR SOFTWARE TOOLS TO PRODUCE NEW, MORE ENHANCED 3D ANIMATED CONTENT, OUR REVENUES WILL BE ADVERSELY AFFECTED. The software tools that enable us to create 3D content, such as our Brilliant Banners, have been developed over the past five years.

Additional refinement of these tools is necessary to continue to enhance the b3d format. If we cannot develop improvements to these software tools, our Brilliant Banners and all other b3d-produced content may not obtain or maintain market acceptance and our revenues will be adversely affected.

         ERRORS OR DEFECTS IN OUR SOFTWARE TOOLS AND PRODUCTS MAY CAUSE A LOSS OF MARKET ACCEPTANCE AND RESULT IN FEWER SALES OF OUR PRODUCTS. Our products are complex and may contain undetected errors or defects when first introduced or as new versions are released. In the past, we have discovered software errors in some of our new products and enhancements after their introduction into the market. Because our products are complex, we anticipate that software errors and defects will be present in new products or releases in the future. While to date these errors have not been material, future errors and defects could result in adverse product reviews and a loss of, or delay in, market acceptance of our products.


         WE WILL NOT BE ABLE TO GENERATE SIGNIFICANT REVENUES FROM OUR TECHNOLOGY BUSINESS IF OUR B3D TOOLSET DOES NOT ACHIEVE MARKET ACCEPTANCE. Our b3d toolset may have programming errors, may be incompatible with other software or hardware products in the market, may face slow adoption in the marketplace and may face competition from other toolmakers. Other factors that influence our ability to generate revenues from our b3d toolset include:

         o        our marketing strategies;
         o        the quality of our products and competing products;
         o        critical reviews;
         o the availability of alternative forms of entertainment and leisure time activities;
         o        our  ability  to sell  advertising  and  sponsorships  for the content;
         o our ability to increase the installed base of our Digital Projector, which is necessary to view b3d-produced content;
         o our b3d toolset may contain features, functionality or workflow conventions that may not be widely accepted by our target audience;
         o our ability to continue to develop, enhance and deliver the toolset in accordance with established milestones; and
         o        the marketplace's reluctance to adopt a new toolset.


         OUR  PROPRIETARY  TECHNOLOGY  MAY  NOT  BE  ADEQUATELY  PROTECTED  FROM
UNAUTHORIZED USE BY OTHERS, WHICH COULD INCREASE OUR LITIGATION COSTS AND ADVERSELY AFFECT OUR SALES. Our ability to compete with other entertainment software companies depends in part upon our proprietary technology. Unauthorized use by others of our proprietary technology could result in an increase in competing products and a reduction in our sales. We rely on trademark, patent, trade secret and copyright laws to protect our technology, and require all employees and third-party developers to sign nondisclosure agreements. We have been issued two patents and have pending 6 additional patent applications, all relating to our b3d toolset. We cannot be certain that our reliance on these laws and nondisclosure agreements will provide meaningful protection from unauthorized use by others. We do not copy-protect our software, so it may be possible for unauthorized third parties to copy our products or to reverse engineer or otherwise obtain and use information that we regard as proprietary. Our customers may take inadequate precautions to protect our proprietary information. If we must pursue litigation in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, we may not prevail and will likely make substantial expenditures and divert valuable resources. In addition, many foreign countries' laws may not protect us from improper use of our proprietary technologies overseas. We may not have adequate remedies if our proprietary rights are breached or our trade secrets are disclosed.

         IF OUR PRODUCTS INFRINGE ANY PROPRIETARY RIGHTS OF OTHERS, A LAWSUIT MAY BE BROUGHT AGAINST US THAT COULD REQUIRE US TO PAY LARGE LEGAL EXPENSES AND JUDGMENTS AND REDESIGN OR DISCONTINUE SELLING OUR PRODUCT. We believe that our products, including our Digital Projector, b3d toolset and Altnet software, do not infringe any valid existing proprietary rights of third parties. Any infringement claims, however, whether or not meritorious, could result in costly litigation or require us to enter into royalty or licensing agreements. If we are found to have infringed the proprietary rights of others, we could be required to pay damages, redesign the products or discontinue their sale. Any of these outcomes, individually or collectively, could have a material adverse effect on our business and financial condition.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains statements that constitute forward-looking statements within the meaning of Section 21E of the Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations regarding our strategies, future cost-cutting initiatives, sales of Brilliant Banner advertising, development of Altnet's peer-to-peer network, revenue potential and operating margins on sales from advertising campaigns and content distribution services, other plans and objectives, our product release schedules, our ability to design, develop, manufacture and market products, our intentions with respect to strategic acquisitions, and the ability of our products to achieve or maintain commercial acceptance. Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the Risk Factors section beginning on page 7. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.


                                 USE OF PROCEEDS

         The proceeds from the sale of each selling stockholder's Common Stock will belong to that selling stockholder. We will not receive any proceeds from such sales.

                              SELLING STOCKHOLDERS

CONVERTIBLE NOTES AND RELATED WARRANTS

         In May 2001, pursuant to Note and Warrant Purchase Agreements dated April 19, 2001, as amended, we sold to Harris Toibb, Europlay 1, LLC (an entity in which Mark Dyne, our Chairman, has an ownership interest) and Preston Ford Inc. secured convertible promissory notes (the "Original Notes") in the aggregate principal amount of $2,264,150 and three-year warrants (the "Original Warrants") to purchase up to an aggregate of 2,850,393 shares of our Common Stock at exercise prices of $0.793 per share (with respect to 2,792,118 shares) and $0.858 per share (with respect to 58,275 shares). We sold these securities for an aggregate purchase price of $2,264,150. The Original Notes originally had a term of eighteen months from the date of issuance and an interest rate of 10% per annum, payable at maturity. The principal amount of the Original Notes and, at the option of the holder, all accrued interest, originally could be converted by the holder into shares of our Common Stock at a conversion price of $0.706 per share. The Original Notes are secured by all of our assets and the assets of our subsidiaries, B3D, Inc. and Brilliant Studios, Inc., and guaranteed by B3D, Inc. and Brilliant Studios, Inc.


         In December 2001, pursuant to Note and Warrant Purchase Agreements dated December 19, 2001, we entered into a financing transaction that was structured similar to the financing we conducted in May 2001 and involved one of the same investors. In the December 2001 financing transaction, we sold to Harris Toibb and Capel Capital Ltd. secured convertible promissory notes (the "New Notes" and, together with the Original Notes, the "Notes") in the aggregate principal amount of $750,000. The principal amount of the New Notes and, at the option of the holder, all accrued interest, may be converted by the holder into shares of our Common Stock at a price equal to the lesser of (i) $0.20, or (ii) the volume weighted average price of a share of our Common Stock on the American Stock Exchange, or on any exchange on which the Common Stock is then traded, over any five (5) consecutive trading days commencing on December 14, 2001 and terminating at 5:00 p.m. on November 10, 2002 (the "Conversion Price"). In connection with our sale of the New Notes, we issued to the holders thereof warrants (the "New Warrants" and, together with the Original Warrants, the "Debt Warrants") to purchase up to that number of shares of our Common Stock obtained by dividing 200% of the Principal Amount by the product obtained by multiplying 1.125 by the Conversion Price, exercisable at a price per share equal to 1.125 times the Conversion Price. The New Notes mature simultaneous with the Original Notes, which originally was on November 10, 2002 and bear interest at the rate of 10% per annum. The principal amount of the New Notes and, at the option of the holder, all accrued interest, may be converted by the holder into shares of our Common Stock at the Conversion Price. As with the May 2001 financing, the New Notes are secured by all of our assets and the assets of our two subsidiaries, B3D, Inc. and Brilliant Studios, Inc., and guaranteed by B3D, Inc. and Brilliant Studios, Inc.

         As a condition to the December 2001 financing transaction, the Original Notes and the Original Warrants were amended to correspond to all the terms of the December financing transaction. As a consequence, Harris Toibb, Europlay 1, LLC and Preston Ford Inc. are able to convert the aggregate purchase price of the Original Notes and all accrued interest into shares of our Common Stock at the Conversion Price for the New Notes. In addition, these investors are able to exercise the Original Warrants for a number of shares determined by dividing
200% of the principal amount of the Original Notes by the product obtained by multiplying 1.125 by the Conversion Price, exercisable at a price per share equal to 1.125 times the Conversion Price.

         At November 10, 2002, the Conversion Price for the Notes was fixed at $0.1203 per share, which was the lowest volume weighted average price of a share of our Common Stock on the American Stock Exchange over any five (5) consecutive trading days commencing on December 14, 2001 and ending on November 10, 2002. Assuming that all of the principal amount and accrued interest on the Notes is converted into common stock on December 31, 2003, the maturity date of the Notes, the Note holders would acquire 31,141,103 shares of our common stock.

         At November 10, 2002, the exercise price of the Debt Warrants was fixed at $0.1353 per share, which is equal to 1.125 times the Conversion Price for the Notes at November 10, 2002 ($0.1203 per share). The Debt Warrants may be exercised to purchase up to 44,542,718 shares of our common stock at the exercise price. The number of shares that may be acquired upon exercise of the warrants was determined by dividing $6,028,300 (200 percent of the aggregate principal amount of the Notes) by the exercise price.

         The Conversion Price of the Notes and the exercise price of the Debt Warrants are subject to reduction if we issue additional securities at a price below the then applicable

Conversion Price or exercise price, with exceptions for certain types of securities issuances. If we issue securities at a price below the Conversion Price or exercise price, then the Conversion Price or exercise price will be adjusted downward to equal the price at which we sold the additional securities. As a consequence, if we trigger the adjustment provision for the Notes, the holders of the Notes could convert them at a lower price, which would increase the number of shares of common stock they would receive. Similarly, if we trigger the adjustment provision for the Debt Warrants, the holders of the Debt Warrants could exercise the Debt Warrants to purchase a greater number of shares for the same aggregate purchase price.

         We will need to raise additional funds through the sale of equity or debt securities before the maturity date of the Notes and the expiration date of the Debt Warrants. If we sell these additional securities at a price below the Conversion Price or exercise price, the number of shares issuable upon conversion of the Notes and exercise of the Debt Warrants will increase, resulting in additional dilution to our stockholders. Prior to a financing transaction, the holders of the Notes and Debt Warrants could use this provision to their advantage by converting a portion of the Notes, or exercising a portion of the Debt Warrants, and selling the underlying common stock on the public market. The increased volume of in sales of our Common Stock could depress our stock price and cause us to sell securities at a price below the Conversion Price or exercise price.

         The conversion of the Notes or exercise of the Debt Warrants and issuance of the underlying shares of Common Stock at a discount to the market price of our common stock, would result in substantial dilution to our stockholders and could result in reductions in the market price of our Common Stock. Downward pressure on the price of our Common Stock could encourage short sales of our stock by the selling stockholders or others. Material amounts of short selling could place further downward pressure on the market price of the Common Stock. A short sale is a sale of stock that is not owned by the seller. The seller borrows the stock for delivery at the time of the short sale, and buys back the stock when it is necessary to return the borrowed shares. If the price of the Common Stock declines between the time the seller sells the stock and the time the seller subsequently repurchases the Common Stock, then the seller sold the shares for a higher price than he purchased the shares and may realize a profit.


         In connection with the December 2001 financing transaction, we entered into an Investor Rights Agreement, dated December 19, 2001, by and among us, Harris Toibb, Capel Capital Ltd., Europlay 1, LLC and Preston Ford Inc., pursuant to which we agreed that upon the receipt of a written request delivered to us at any time after October 1, 2002 from the investors holding at least 50% of the securities covered by the Investor Rights Agreement, we would file the registration statement of which this prospectus is a part with the SEC to register for resale the shares of our Common Stock issuable upon conversion of the Notes and Debt Warrants, and to keep the registration statement effective until the earlier of two years from the date the SEC declares the registration statement effective or the time when the securities covered by the Investor Rights Agreement can be sold by the respective investors in any three month period without registration in compliance with Rule 144 of the Securities Act.

         In October 2002, the holders of the Notes agreed to extend the maturity date of the Notes from November 10, 2002 to December 31, 2003. In consideration of their agreement to extend the maturity date, we issued to the Note holders warrants to purchase up to an aggregate of 25,226,028 shares of our common stock at an exercise price of $0.2091 per share.

2002 PRIVATE PLACEMENTS OF COMMON STOCK AND WARRANTS FOR FINANCING

         In March 2002, we sold an aggregate of 6,051,437 shares of our common stock to Harris Toibb, Markev Services LLC and David Wilson in a private placement at a price per share of $0.1322, for aggregate proceeds to us of $800,000. In connection with the offering, we also issued to the investors warrants to purchase up to an aggregate of 10,758,110 shares of common stock at an exercise price of $0.148725 per share. The warrants expire on May 23, 2004. Mark Dyne, our Chairman, and Kevin Bermeister, a director and our Chief Executive Officer and President, are owners of Markev Services.

         In April and May 2002, we sold an aggregate of 2,276,045 shares of our common stock to Michael Toibb, Scott Hergott, Ronald Gilefsky, Samuel McCracken III, Preston Millsboro Automart, Inc., Crestview Capital Fund, LP, Crestview Capital Fund II, LP, Crestview Capital Offshore Fund, Inc., Julie Schuermann and Roger Suyama in private placements for aggregate proceeds to us of $450,000. The prices per share ranged from $0.1731 to $0.25, and were based on the market price of our common stock at the time the investor committed to purchase the shares. In connection with the offering, we also issued to the investors warrants to purchase up to an aggregate of 4,145,921 shares of common stock at exercise prices ranging from $0.19474 to $0.28125 per share. The warrants expire on May 23, 2004.

         In September 2002, we sold an aggregate of 7,123,836 shares of our common stock to Harris Toibb, Markev Services, LLC, Ronald Lachman, Scott Hergot, David Wilson and Bob Haya, in a private placement at a price per share of $0.1502, for aggregate proceeds to us of $1,070,000. In connection with the offering, we also issued to the investors warrants to purchase up to an aggregate of 12,664,597 shares of common stock at an exercise price of $0.168975 per share. The warrants expire on September 3, 2005.

         In October 2002, we entered into a patent license agreement with Kinetech, Inc. pursuant to which we acquired a license to certain patented technology of Kinetech, and in consideration for such license, we issued to Kinetech a warrant to purchase up to 5,000,000 shares of our common stock at an exercise price of $0.001 per share. In connection with the transaction, Ronald Lachman, a principal with Kinetech, agreed to become and now serves as our Chief Scientist. The warrants vest in two equal annual installments so long as Ronald Lachman continues to serve as our Chief Scientist. Mr. Lachman also is a partner in Kingsport Capital, LLC, the general partner of Crestview Capital Fund, LP and Crestview Capital Fund II, LP, each selling stockholders.


2002 AND 2003 PRIVATE PLACEMENTS OF WARRANTS FOR SERVICES

         In February 2002, we issued to VoxPop, LLC warrants to purchase up to 200,000 shares of our common stock at an exercise price of $0.15 per share. The warrants have a term of 4 years. The warrants were issued to VoxPop in consideration of consulting services provided to us pursuant to a Contractor, Confidential Information and Non-Solicitation Agreement we entered into with VoxPop on February 1, 2002. The consulting agreement provides for VoxPop to perform consulting services for us for a term of two years. In addition to the issuance of warrants to purchase 200,000 shares of our common stock and as additional consideration for the consulting services to be performed by VoxPop pursuant to the contractor agreement, we issued VoxPop 68,528 shares of our common stock and additional warrants to purchase up to 175,000 shares of our common stock at an exercise price of $0.15 per share, which shares and warrants are subject to vesting provisions set forth in the contractor agreement. In the event that we receive a capital investment as a result of VoxPop's direct efforts, VoxPop will also be entitled to receive cash compensation equal to a specified percentage of the amounts invested.

         In April 2002, we issued to The Rose Group warrants to purchase up to 14,823 shares with an exercise price of $0.4385, 20,212 shares with an exercise price of $0.3216, and 39,251 shares with an exercise price of $0.1656 of our common stock. The warrants have a term of 3 years. The warrants were issued to The Rose Group in consideration of public relations services provided to us pursuant to an agreement between us and The Rose Group. Our agreement with The Rose Group provided for us to pay a $6,500 monthly retainer for the term of the agreement. The agreement expired pursuant to its terms on January 30, 2002.

         In April 2002, we issued to Business Development Experts, Inc. warrants to purchase up to 250,000 shares of our common stock at an exercise price of $0.25 per share. The warrants have a term of 4 years. The warrants were issued to Business Development Experts, Inc. in consideration of consulting services provided to us pursuant to a contractor advisor agreement dated April 15, 2002. In addition to the issuance of warrants and as additional consideration for the consulting services to be performed by Business Development Experts pursuant to the contractor advisor agreement, we are paying monthly retainer of $5,000 and issued options to Business Development Experts to purchase up to 250,000 shares of our common stock at an exercise price of $0.25 per share, which options are subject to vesting provisions set forth in the contractor agreement. Effective December 15, 2002, we agreed to terminate the agreement Business Development Experts but will continue to pay the monthly retainer until April 15, 2003.

         In April 2002, we issued to mPRm Public Relations warrants to purchase up to 75,000 shares of our common stock at an exercise price of $0.25 per share. The warrants have a term of 3 years. The warrants were issued to mPRm Public Relations in consideration of public relations services provided to us pursuant to a letter agreement with mPRm Public Relations dated April 15, 2002. The agreement expired on October 15, 2002, and provided for us to pay mPRm Public Relations monthly fees of $7,500 for the first month, $10,000 for the second month and $15,000.00 for the final four months of the term.

         In April 2002, we issued to KaZaA, B.V. warrants to purchase up to 150,000 shares of our common stock at an exercise price of $0.2710 per share. The warrants have a term of 30 months. The warrants were issued to KaZaA, B.V. in consideration of services provided to us by KaZaA pursuant to the Technology Bundle License Agreement dated October 2, 2001. The agreement provides for the bundling and distribution of certain of our technology in with the Kazaa Media Desktop. The agreement has an initial term of one year from the effective date and provides for two automatic renewal terms of one year each, unless either party gives written notice to non-renewal at least ninety days prior to the end of the term.

         In August 2002, we issued to SRO Consultants, Inc. warrants to purchase up to 150,000 shares of our common stock at an exercise price of $0.17 per share. The warrants have a term of 48 months. The warrants were issued to SRO Consultants, Inc. in partial consideration of consulting services provided to us pursuant to a Contractor, Confidential Information and Non-Solicitation Agreement dated June 1, 2002. The contractor agreement provides for SRO Consultants to perform consulting services for us for a term of twelve months. We also agreed to issue additional warrants to purchase up to 500,000 shares of our common stock to SRO Consultants only upon the closing of a transaction between us and certain third parties specified in the contractor agreement. In the event that we receive a capital investment as a result of SRO Consultants' direct efforts, SRO Consultants will also be entitled to receive cash compensation equal to a specified percentage of the amounts invested.

         In February 2003, we issued to Scheinrock Advisory Group warrants to purchase 350,000 shares of our common stock at an exercise price of $0.15 per share. The warrants have a term of five years and were exercisable upon issuance. The warrants were issued as partial consideration of consulting services provided to us by Scheinrock Advisory Group pursuant to an engagement letter agreement dated February 19, 2003. The engagement letter provides for Scheinrock Advisory Group to perform advisory services to us in connection with business development and negotiating strategic partner and investor agreements. As additional consideration for these services, we also agreed to pay Scheinrock Advisory Group a monthly fee of $6,000. With respect to any revenue generating activity resulting from Scheinrock Advisory Group's services to us, Scheinrock Advisory Group will be entitled to receive a specified percentage of our net receipts received from such activities. Jeff Scheinrock, a member of our board of directors, is the Chief Executive Officer of Scheinrock Advisory Group. Tyler Tarr, our Chief Financial Officer, is Vice President of Scheinrock Advisory Group.

PRIVATE PLACEMENT OF WARRANTS AS CONSIDERATION FOR LOAN

         In June 2003, we issued to each of Michael Toibb and Europlay Capital Advisors, LLC (an entity in which Mark Dyne, our Chairman, has an ownership interest), warrants to purchase 533,333 shares of our common stock at an exercise price of $0.28125 per share. The warrants have a term of three years and are exercisable in full on September 11, 2003. The warrants were issued as partial consideration for the loan by each stockholder of $100,000 to us, which loans bear interest at ten percent per annum and are due and payable in full on August 10, 2003.


REGISTRATION RIGHTS

         Each of the investors in the 2002 private placement transactions received "piggyback" registration rights with respect to the common stock they purchased and with respect to the common stock issuable upon exercise of the warrants they received, whereby they are entitled to include for registration all or any part of the common stock they purchased and/or which underlie their warrants, in certain eligible registration statements. The registration statement of which this prospectus is a part qualifies as an eligible registration statement. Notwithstanding these registration rights, certain of the investors agreed with us not to sell or otherwise transfer any shares of common stock purchased in the financing transactions or upon exercise of their warrants prior to January 23, 2003.

         In November 2002, we received a demand from Crestview Capital Fund, LP, a Selling Stockholder, to have its shares registered for resale under the Securities Act in accordance with the Selling Stockholder's registrations rights. In response to this request and the subsequent election by the other Selling Stockholders identified in this section to exercise their "piggyback"
registration rights, we filed the registration statement of which this prospectus is a part with the SEC to register for resale the shares of common stock, the shares of common stock underlying the Notes, and the shares of common stock underlying warrants, identified in this prospectus and owned by the Selling Stockholders.

OTHER MATERIAL RELATIONSHIPS WITH BRILLIANT DIGITAL ENTERTAINMENT


         In August 2002, we engaged Europlay Capital Advisors, LLC, or ECA, an entity in which Mark Dyne, our Chairman, is the Manager and controlling equity owner, for a period of 12 months to assist in business development activities primarily for our peer-to-peer subsidiary, Altnet, Inc. Mark Dyne We will remit $10,000 per month to ECA as a retainer fee. This retainer fee will accrue until such time as we recognize at least Two Hundred Fifty Thousand Dollars ($250,000) in revenues (determined in accordance with generally accepted accounting principles) in two consecutive calendar months. Additionally, ECA will be eligible to receive a commission of 15% of any net receipts recognized by us resulting from ECA's direct efforts.


         In March and May 2001, we engaged eBanner Solutions, LLC, a company owned and controlled by David Wilson, a selling stockholder, as a finder to arrange and facilitate introductory meetings between us and third parties for the purpose of raising capital. For such services, we issued to eBanner Solutions, LLC warrants to purchase an aggregate of 60,000 shares of common stock with an exercise price of $0.75 per share. All such warrants expired unexercised.

         We lease our corporate offices in Woodland Hills, California, from Toibb Enterprises, a company controlled by Harris Toibb, a selling stockholder. The lease for these premises expires in January 2003. We pay Toibb Enterprises annual lease payments of approximately $83,000.

SELLING STOCKHOLDERS TABLE

         The  following  table  sets  forth:   (1)  the  name  of  each  of  the
stockholders for whom we are registering shares under this registration statement; (2) the number of shares of our common stock beneficially owned by each such stockholder prior to this offering (including all shares of common stock issuable upon the exercise of the notes and warrants as described above, whether or not exercisable within 60 days of the date hereof); (3) the number of shares of our common stock offered by such stockholder pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be beneficially owned by each such stockholder after this offering, assuming that all of the shares of our common stock beneficially owned by each such stockholder and offered pursuant to this prospectus are sold and that each such stockholder acquires no additional shares of our common stock prior to the completion of this offering. Such data is based upon information provided by each Selling Stockholder.


                                                                                                       PERCENTAGE OF
                                                                   COMMON STOCK      COMMON STOCK      COMMON STOCK
                                                COMMON STOCK       BEING OFFERED      OWNED UPON        OWNED UPON
                                               OWNED PRIOR TO    PURSUANT TO THIS    COMPLETION OF     COMPLETION OF
                   NAME                         THE OFFERING        PROSPECTUS       THIS OFFERING     THIS OFFERING
                   ----                         ------------        ----------       -------------     -------------
Harris Toibb (1)                                95,077,881            95,077,881                0                 --
  6355 Topanga Canyon Blvd.
  Woodland Hills, CA 91367

Markev Services, LLC (2)                        15,657,339            14,352,326        1,305,013               3.2%
  15821 Ventura Boulevard, Suite 525
  Encino, CA 91436

Capel Capital Ltd. (3)                          13,269,174            13,269,174                0                 --
  P.O. Box 212
  Hadsley House, Lefebore Street
  St. Peter Port, Guernsey, GY1 4JE
  Channel Islands

Europlay 1, LLC (4)                              7,190,640             7,190,640                0                 --
  15821 Ventura Boulevard, Suite 525
  Encino, CA 91436

Kinetech, Inc. (5)                               5,000,000             5,000,000                0                 --
  3140 Whisperwoods Court
  Northbrook, IL 60062

Ronald Lachman (6)                               3,698,772             3,698,772                0                 --
  3140 Whisperwoods Court
  Northbrook, IL 60062

Crestview Capital Fund, LP (7)                   2,710,581             2,710,581                0                 --
  95 Revere Drive, Suite F
  Northbrook, IL 60062

David Wilson (8)                                 2,620,091             1,975,291          644,800               1.9%
  P.O. Box 98
  Preston, MD 21655

Preston Ford Inc. (9)                            1,817,312             1,679,012          138,300                  *
  P.O. Box 98
  Preston, MD 21655

Crestview Capital Fund II, LP (10)               1,420,317             1,420,317                0                 --
  95 Revere Drive, Suite F
  Northbrook, IL 60062

Scott Hergott (11)                               1,325,875             1,325,875                0                 --
  209 Satin Mist Court
  Las Vegas, NV 89144


                                       25




                                                                                                       PERCENTAGE OF
                                                                   COMMON STOCK      COMMON STOCK      COMMON STOCK
                                                COMMON STOCK       BEING OFFERED      OWNED UPON        OWNED UPON
                                               OWNED PRIOR TO    PURSUANT TO THIS    COMPLETION OF     COMPLETION OF
                   NAME                         THE OFFERING        PROSPECTUS       THIS OFFERING     THIS OFFERING
                   ----                         ------------        ----------       -------------     -------------
Michael Toibb (12)                                 934,514               934,514                0                 --
  1271 Granville Avenue, Unit 304
  Los Angeles, CA 90025

Bob Haya (13)                                      369,878               369,878                0                 --
  248 McGivern Way
  Santa Cruz, CA 95060

Preston Millsboro Automart, Inc. (14)              366,074               296,874           69,200                  *
  P.O. Box 98
  Preston, MD 21655

Crestview Capital                                  273,908               273,908                0                 --
Offshore Fund, Inc. (15)
  c/o The Private Trust Corp.
  Charlotte House
  Charlotte Street
  PO Box N-341
  Nassau, Bahamas

Julie Schuermann                                   196,079               196,079                0                 --
  5409 Via Donte
  Marina del Rey, CA 90292

Business Development Experts, Inc. (16)            250,000               250,000                0                 --
  11271 Ventura Blvd., Suite 361
  Studio City, CA 91602

VoxPop LLC (17)                                    200,000               200,000                0                 --
  608 Radcliffe Avenue
  Pacific Palisades, CA 90272

Roger Suyama (18)                                  166,666               166,666                0                 --
  c/o Fox-Pitt, Kelton, Inc.
  150 California Street
  San Francisco, CA 94111

Ronald Gilefsky (19)                               160,472               160,472                0                 --
  9 Arlyn Road
  Marblehead, MA 01945

KaZaA, B.V. (20)                                   150,000               150,000                0                 --
 c/o Brilliant Digital Entertainment, Inc.
 6355 Topanga Canyon Blvd., Suite 120
 Woodland Hills, CA 91367

SRO Consultants, Inc. (21)                         150,000               150,000                0                 --
  10880 Wilshire Blvd., Suite 1400
  Los Angeles, CA 90024

Samuel J. McCracken III                             83,064                83,064                0                 --
  P.O. Box 98
  Preston, MD 21655


                                       26




                                                                                                       PERCENTAGE OF
                                                                   COMMON STOCK      COMMON STOCK      COMMON STOCK
                                                COMMON STOCK       BEING OFFERED      OWNED UPON        OWNED UPON
                                               OWNED PRIOR TO    PURSUANT TO THIS    COMPLETION OF     COMPLETION OF
                   NAME                         THE OFFERING        PROSPECTUS       THIS OFFERING     THIS OFFERING
                   ----                         ------------        ----------       -------------     -------------
MPRm Public Relations (22)                          75,000                75,000                0                 --
  5670 Wilshire Blvd., Suite 2500
  Los Angeles, CA 90036

The Rose Group (23)                                 74,286                74,286                0                 --
  9925 Jefferson Blvd., 2nd floor
  Culver City, CA 90232

Europlay Capital Advisors LLC                      533,333               533,333                0                 --
  15821 Ventura Blvd., Suite 525
  Encino, CA 91436 (24)

Scheinrock Advisory Group (25)                     350,000               350,000                0                 --
  2201 E. El Segundo Blvd.
  El Segundo, CA 90245

  *   Less than 1%
----------

(1) Includes (i) 64,172,910 shares that may be acquired upon exercise of warrants, and (ii) 24,375,404 shares that may be acquired upon conversion of the principal amount of and accrued interest on convertible promissory notes.
(2) Includes (i) 9,185,489 shares that may be acquired upon exercise of warrants, and (ii) 900,000 shares of Common Stock held by a general partnership the managing partner of which is Markev Services, LLC. Mark Dyne, our Chairman, and Kevin Bermeister, our Chief Executive Officer, President and a director, exercise shared voting and investment authority over the securities beneficially owned by Markev Services, LLC.
(3) Consists of (i) 9,258,829 shares that may be acquired upon exercise of warrants, and (ii) 4,010,345 shares that may be acquired upon conversion of the principal amount of and accrued interest on convertible promissory notes. Colin Woodcock exercises voting and investment authority over the securities beneficially owned by Capel Capital Ltd., by virtue of being an authorized signatory for Mentor Trustees Limited, corporate director to Capel Capital Limited.
(4) Consists of (i) 4,956,944 shares that may be acquired upon exercise of warrants, and (ii) 2,233,696 shares that may be acquired upon conversion of the principal amount of and accrued interest on convertible promissory notes. Mark Dyne, our Chairman, exercises voting and investment authority over the securities beneficially owned by Europlay 1, LLC.
(5) Consists of 5,000,000 shares that may be acquired upon exercise of warrants. Ronald Lachman, our Chief Scientist, exercises voting and investment authority over the securities beneficially owned by Kinetech, Inc.
(6)   Includes 2,367,214 shares that may be acquired upon exercise of warrants.
(7) Includes 1,839,081 shares that may be acquired upon exercise of warrants. Kingsport Capital Partners, LLC, the general partner of Crestview Capital Fund, LP, is controlled by Richard Levy and Stewart Flink, Managing Members, who exercise shared voting and investment authority over the securities beneficially owned by Crestview Capital Fund, LP..
(8)   Includes 1,264,186 shares that may be acquired upon exercise of warrants.
(9) Consists of (i) 1,157,354 shares that may be acquired upon exercise of warrants, and (ii) 521,658 shares that may be acquired upon conversion of the principal amount of and accrued interest on convertible promissory notes. David Wilson exercises voting and investment authority over the securities beneficially owned by Preston Ford, Inc.
(10) Includes 965,517 shares that may be acquired upon exercise of warrants. Kingsport Capital Partners, LLC, the general partner of Crestview Capital Fund II, LP, is controlled by Richard Levy and Stewart Flink, Managing Members, who exercise shared voting and investment authority over the securities beneficially owned by Crestview Capital Fund II, LP.
(11)  Includes 848,560 shares that may be acquired upon exercise of warrants.
(12)  Includes 790,089 shares that may be acquired upon exercise of warrants.
(13)  Includes 236,722 shares that may be acquired upon exercise of warrants.


                                       27




(14) Includes 189,999 shares that may be acquired upon exercise of warrants. David Wilson exercises voting and investment authority over the securities beneficially owned by Preston Millsboro Automart, Inc.
(15) Includes 183,908 shares that may be acquired upon exercise of warrants. Crestview Capital Offshore Fund, Inc. is governed by its board of directors, currently comprised of Antoine Bastian, Adrian Crosbie-Jones, and Stewart Flink, who exercise shared voting and investment authority over the securities beneficially owned by Crestview Capital Offshore Fund, Inc.
(16) Consists of 250,000 shares that may be acquired upon exercise of warrants. Derek Broes exercises voting and investment authority over the securities beneficially owned by Business Development Experts, Inc.
(17) Consists of 200,000 shares that may be acquired upon exercise of warrants. Peter Read exercises voting and investment authority over the securities beneficially owned by VoxPop LLC.
(18)  Includes 106,666 shares that may be acquired upon exercise of warrants.
(19)  Includes 102,702 shares that may be acquired upon exercise of warrants.
(20) Consists of 150,000 shares that may be acquired upon exercise of warrants. Niklas Zennstrom and Janus Degnbol each exercise voting and investment authority over the securities beneficially owned by KaZaA B.V.
(21) Consists of 150,000 shares that may be acquired upon exercise of warrants. Michael McGinley exercises voting and investment authority over the securities beneficially owned by SRO Consultants, Inc.
(22) Consists of 75,000 shares that may be acquired upon exercise of warrants. Rachel McCallister exercises voting and investment authority over the securities beneficially owned by mPRm Public Relations.
(23) Consists of 74,286 shares that may be acquired upon exercise of warrants. Jeff Rose exercises voting and investment authority over the securities beneficially owned by The Rose Group.
(24) Consists of 533,333 shares that may be acquired upon exercise of warrants. Mark Dyne, our Chairman, exercises voting and investment authority over the securities beneficially owned by Europlay Capital Advisors, LLC.
(25) Consists of 350,000 shares that may be acquired upon exercise of warrants. Jeff Scheinrock exercises voting and investment authority over the securities beneficially owned by Scheinrock Advisory Group.

         Other than the transactions described above or as described in the table below, we had no material relationship with any selling stockholder during the three years preceding the date of this prospectus.

                              PLAN OF DISTRIBUTION

         The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling stockholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. These selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on the American Stock Exchange or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may also offer to sell and sell the common stock offered by this prospectus in options transactions. The selling stockholders may pay usual and customary or specifically negotiated brokerage fees or commissions.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.


         Scott Hergot, who is a selling stockholder, is a registered broker-dealer and may be deemed to be an "underwriter" within the meaning of
Section 2(11) of the Securities Act of 1933 in connection with his sale of our common stock pursuant to this prospectus. Other selling stockholders and intermediaries through whom such securities are sold also may be deemed to be an "underwriter." Profits on any resale of our common stock as a principal by the selling stockholders or any intermediaries and any commissions received by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         We will not receive any part of the proceeds from the sale of common stock. We will pay all expenses of the registration of securities covered by this prospectus. The selling stockholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the SEC with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. We refer you to the registration statement and the exhibits and schedules thereto for further information with respect to us and our common stock. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

         We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's website referred to above.

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.


         The documents we incorporate by reference are:

         1.       Our Annual  Report on Form 10-KSB for the year ended  December
                  31, 2002;

         2. Amendment No. 1 to our Annual Report on Form 10-KSB for the year ended December 31, 2001, as filed on February 28, 2003.

         3. Amendment No. 2 to our Annual Report on Form 10-KSB for the year ended December 31, 2001, as filed on July 3, 2003.

         4. Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003;

         5. Amendment No. 1 to our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002, as filed on February 28, 2003.

         6. Amendment No. 2 to our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002, as filed on July 3, 2003.

         7. Amendment No. 1 to our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002, as filed on February 28, 2003.

         8. Amendment No. 2 to our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002, as filed on July 3, 2003.

         9. Amendment No. 1 to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002, as filed on February 28, 2003.

         10. Amendment No. 2 to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002, as filed on July 3, 2003.

         11.      Our Current Report on Form 8-K filed on June 6, 2003;

         12. Our Definitive Proxy Statement on Schedule 14A as filed on April 28, 2003;

         13. Additional Definitive Proxy Soliciting Materials on Schedule 14A as filed on May 1, 2003;

         14.      The   description  of  our  capital  stock  contained  in  our
                  Registration Statement on Form 8-A; and

         15. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2002, including all such reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement.

         You may request a copy of these filings, at no cost, by writing or calling us at Brilliant Digital Entertainment, Inc., 6355 Topanga Canyon Boulevard, Suite 120, Woodland Hills, California 91367, telephone number (818) 615-1500, Attention: Tyler Tarr.


         You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

                                  LEGAL MATTERS


         Stubbs Alderton & Markiles, LLP (formerly Business & Technology Law Group, LLP), Encino, California, has rendered to Brilliant Digital Entertainment, Inc. a legal opinion as to the validity of the common stock covered by this prospectus.


                                     EXPERTS

         The consolidated financial statements and schedules incorporated be reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

--------------------------------------------------------------------------------






                                   151,963,944
                             SHARES OF COMMON STOCK


                      BRILLIANT DIGITAL ENTERTAINMENT, INC.


                                   PROSPECTUS





                                   ----------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

         Registration fee - Securities and Exchange Commission   $ 3,125
         Legal Fees and Expenses .............................    20,000
         Accounting Fees and Expenses ........................     3,000
         Miscellaneous Expenses ..............................     2,000
                                                                 -------
              Total ..........................................   $28,125
                                                                 =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Certificate of Incorporation and its Bylaws provide for the indemnification by the Registrant of each director, officer and employee of the Registrant to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         The Registrant's Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(o)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

         The Registrant has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Registrant and certain officers of the Registrant (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Registrant indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Registrant or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's Conduct was unlawful.

ITEM 16. EXHIBITS.

   EXHIBIT
   NUMBER                     EXHIBIT DESCRIPTION
   ------                     -------------------

    10.1 Note and Warrant Purchase Agreement, dated as of April 19, 2001, between Registrant and Europlay 1, LLC. Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001.
    10.2 Note and Warrant Purchase Agreement, dated as of April 19, 2001, between Registrant and Harris Toibb. Incorporated by reference to
               Exhibit 10.2 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001.
    10.3 Note and Warrant Purchase Agreement, dated as of April 26, 2001, between Registrant and Preston Ford, Inc. Incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001.
    10.4 Amendment to Note and Warrant Purchase Agreements, dated as of May 23, 2001, between Registrant and Harris Toibb and acknowledged and consented to by Europlay 1, LLC and Preston Ford, Inc. Incorporated by reference to Exhibit 10.4 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001.
    10.5 Form of Secured Convertible Promissory Note of Registrant, dated May 23, 2001. Incorporated by reference to Exhibit 10.5 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001.
    10.6 Form of Warrant to Purchase Common Stock of Registrant, dated May 23, 2001. Incorporated by reference to Exhibit 10.6 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001.

   EXHIBIT
   NUMBER                     EXHIBIT DESCRIPTION
   ------                     -------------------

    10.7 Note and Warrant Purchase Agreement, dated December 10, 2001, by and between Registrant and Harris Toibb. Incorporated by reference to Exhibit 10.41 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.8 Note and Warrant Purchase Agreement, dated December 10, 2001, by and between Registrant and Capel Capital Ltd. Incorporated by reference to Exhibit 10.42 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.9 Secured Convertible Promissory Note, dated December 19, 2001, in favor of Harris Toibb. Incorporated by reference to Exhibit 10.43 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.10 Secured Convertible Promissory Note, dated December 19, 2001, in favor of Capel Capital Ltd. Incorporated by reference to Exhibit
               10.44 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.11 Common Stock Purchase Warrant, dated December 19, 2001, by and between Registrant and Harris Toibb. Incorporated by reference to
               Exhibit 10.45 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.12 Common Stock Purchase Warrant, dated December 19, 2001, by and between Registrant and Capel Capital Ltd. Incorporated by reference to Exhibit 10.46 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.13 Amendment Number Two to Note and Warrant Purchase Agreements, dated December 19, 2001, by and between Registrant and Harris Toibb. Incorporated by reference to Exhibit 10.47 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.14 Amendment Number One to Secured Convertible Promissory Notes, dated December 19, 2001, in favor of Harris Toibb. Incorporated by reference to Exhibit 10.48 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.15 Amendment No. 1 to Warrant to Purchase Common Stock, dated December 19, 2001, by and between Registrant and Harris Toibb. Incorporated by reference to Exhibit 10.49 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.16 Amendment No. 1 to Warrant to Purchase Common Stock, dated December 19, 2001, by and between Registrant and Europlay 1, LLC. Incorporated by reference to Exhibit 10.50 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.17 Amendment No. 1 to Warrant to Purchase Common Stock, dated December 19, 2001, by and between Registrant and Preston Ford, Inc. Incorporated by reference to Exhibit 10.51 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.18 Investor Rights Agreement, by and between Registrant, Harris Toibb, Europlay 1, LLC, Preston Ford, Inc. and Capel Capital Ltd. Incorporated by reference to Exhibit 10.54 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.19 Common Stock and Warrant Purchase Agreement, dated March 7, 2002, by and among the Registrant, Harris Toibb, and MarKev Services, LLC. Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on March 11, 2002.
    10.20 Form of Warrant to Purchase Common Stock from March 7, 2002 and March 20, 2002 financings. Incorporated by reference to Exhibit
               10.1 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.
    10.21 Form of Warrant to Purchase Common Stock from April 2, 2002 financing. Incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.
    10.22 Form of Warrant to Purchase Common Stock from April 23, 2002 financing. Incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.
    10.23 Common Stock and Warrant Purchase Agreement dated August 26, 2002, by and among Registrant and Harris Toibb, Markev Services, LLC, Ronald Lachman, David Wilson, Bob Haya and Scott Hergott. Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.
    10.24 Form of Warrant to Purchase Common Stock from August 26, 2002 financing. Incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.
    10.25 Form of Amendment Number One to Secured Convertible Promissory Note dated as of December 19, 2001. Incorporated by reference to
               Exhibit 10.6 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.

   EXHIBIT
   NUMBER                     EXHIBIT DESCRIPTION
   ------                     -------------------

    10.26 Form of Amendment Number Two to Secured Convertible Promissory Note dated as of May 23, 2001. Incorporated by reference to
               Exhibit 10.7 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.
    10.27 Form of Warrant issued in connection with extension of maturity date of Secured Convertible Promissory Notes. Incorporated by reference to Exhibit 10.8 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.
    10.28 Warrant to Purchase Common Stock, dated August 28, 2002, issued in favor of SRO Consulting, Inc. Incorporated by reference to
               Exhibit 10.3 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.

    10.29      Contractor,   Confidential   Information   and   Non-Solicitation
               Agreement, dated June 1, 2002, between the Registrant and SRO Consultants, Inc.*

    10.30 Warrant to Purchase Common Stock, dated February 1, 2002, issued in favor of VoxPop, LLC. Incorporated by reference to Exhibit
               10.4 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.

    10.31      Contractor,   Confidential   Information   and   Non-Solicitation
               Agreement, dated February 2002, between the Registrant and VoxPop, LLC.*

    10.32 Form of Warrant to Purchase Common Stock, dated April 5, 2002, issued in favor of The Rose Group, Inc. Incorporated by reference to Exhibit 10.5 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.

    10.33 Public Relations Services Agreement, dated July 30, 2001, between the Registrant and The Rose Group.*

    10.34 Warrant to Purchase Common Stock, dated April 15, 2002, issued in favor of Business Development Experts, Inc. Incorporated by reference to Exhibit 10.6 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.

    10.35 Contract Advisor Agreement, dated April 15, 2002, between the Registrant and Business Development Experts, Inc.*

    10.36 Warrant to Purchase Common Stock, dated April 15, 2002, issued in favor of mPRm Public Relations. Incorporated by reference to
               Exhibit 10.7 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.

    10.37 Letter Agreement, dated April 15, 2002, between the Registrant and mPRm Public Relations.*

    10.38 Warrant to Purchase Common Stock, dated April 22, 2002, issued in favor of KaZaA, B.V. Incorporated by reference to Exhibit 10.8 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.

    10.39 Ad Selling & Servicing Agreement, dated October 1, 2001, between the Registrant and KaZaA, B.V.*

    10.40 Technology Bundle License Agreement, dated October 2, 2001, between the Registrant and KaZaA, B.V. Incorporated by reference to Exhibit 10.40 to Annual Report on Form 10-KSB for the year ended December 31, 2001. [Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment by Registrant.]
    10.41 Engagement Letter, dated August 19, 2002, between Registrant and Europlay Capital Advisors, LLC, as amended. Incorporated by reference to Exhibit 10.4 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.

    10.42 Patent License Agreement, dated October 18, 2002, between Registrant and Kinetech, Inc.*
    10.43 Warrant to Purchase Common Stock, dated October 18, 2002, issued in favor of Kinetech, Inc.*
    10.44 Digital Content Merchant Agreement, dated November, 2002, between Registrant and NewGenPay, Inc.
    10.45 Letter Agreement, dated February 19, 2003, between Registrant and Scheinrock Advisory Group. Incorporated by reference to Exhibit
               10.1 to Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.
    10.46 Warrant to Purchase Common Stock, dated February 19, 2003, issued in favor of Scheinrock Advisory Group.

   EXHIBIT
   NUMBER                     EXHIBIT DESCRIPTION
   ------                     -------------------

    10.47 Form of Warrant to Purchase Common Stock, dated June 11, 2003, issued in favor of Michael Toibb and Europlay Capital Advisors, LLC.
     5.1 Opinion and Consent of Stubbs Alderton & Markiles, LLP (formerly Business & Technology Law Group, LLP.)*

    23.1       Consent of BDO Seidman, LLP.

    23.2 Consent of Stubbs Alderton & Markiles, LLP (formerly Business & Technology Law Group, LLP.) (included in Exhibit 5.1).*
    24.1       Power of Attorney (included on signature page).*
----------
*   Previously filed.


ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on July 3, 2003.

                                   BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                   By:  /S/ TYLER TARR
                                        -----------------------------------
                                        Tyler Tarr, Chief Financial Officer




         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

      SIGNATURE                         TITLE                           DATE
      ---------                         -----                           ----


          *                     Chairman of the Board               July 3, 2003
------------------------           of Directors
      Mark Dyne


/S/ KEVIN BERMEISTER            Chief Executive Officer,            July 3, 2003
------------------------           President and Director
   Kevin Bermeister


 /S/ TYLER TARR                 Chief Financial Officer             July 3, 2003
------------------------           (Principal Financial
      Tyler Tarr                   and Accounting Officer)


          *                     Director                            July 3, 2003
------------------------
     Mark Miller


          *                     Director                            July 3, 2003
------------------------
   Russell Simmons


          *                     Director                            July 3, 2003
------------------------
      Ray Musci


          *                     Director                            July 3, 2003
------------------------
    Garth Saloner


          *                     Director                            July 3, 2003
------------------------
   Jeff Scheinrock


          *                     Director                            July 3, 2003
------------------------
       Abe Sher

* By:       /S/ KEVIN BERMEISTER
         --------------------------
         Kevin Bermeister
         As Attorney-In-Fact

                                  EXHIBIT INDEX


   EXHIBIT
   NUMBER                     EXHIBIT DESCRIPTION
   ------                     -------------------

    10.1 Note and Warrant Purchase Agreement, dated as of April 19, 2001, between Registrant and Europlay 1, LLC. Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001.
    10.2 Note and Warrant Purchase Agreement, dated as of April 19, 2001, between Registrant and Harris Toibb. Incorporated by reference to
               Exhibit 10.2 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001.
    10.3 Note and Warrant Purchase Agreement, dated as of April 26, 2001, between Registrant and Preston Ford, Inc. Incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001.
    10.4 Amendment to Note and Warrant Purchase Agreements, dated as of May 23, 2001, between Registrant and Harris Toibb and acknowledged and consented to by Europlay 1, LLC and Preston Ford, Inc. Incorporated by reference to Exhibit 10.4 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001.
    10.5 Form of Secured Convertible Promissory Note of Registrant, dated May 23, 2001. Incorporated by reference to Exhibit 10.5 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001.
    10.6 Form of Warrant to Purchase Common Stock of Registrant, dated May 23, 2001. Incorporated by reference to Exhibit 10.6 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001.
    10.7 Note and Warrant Purchase Agreement, dated December 10, 2001, by and between Registrant and Harris Toibb. Incorporated by reference to Exhibit 10.41 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.8 Note and Warrant Purchase Agreement, dated December 10, 2001, by and between Registrant and Capel Capital Ltd. Incorporated by reference to Exhibit 10.42 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.9 Secured Convertible Promissory Note, dated December 19, 2001, in favor of Harris Toibb. Incorporated by reference to Exhibit 10.43 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.10 Secured Convertible Promissory Note, dated December 19, 2001, in favor of Capel Capital Ltd. Incorporated by reference to Exhibit
               10.44 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.11 Common Stock Purchase Warrant, dated December 19, 2001, by and between Registrant and Harris Toibb. Incorporated by reference to
               Exhibit 10.45 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.12 Common Stock Purchase Warrant, dated December 19, 2001, by and between Registrant and Capel Capital Ltd. Incorporated by reference to Exhibit 10.46 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.13 Amendment Number Two to Note and Warrant Purchase Agreements, dated December 19, 2001, by and between Registrant and Harris Toibb. Incorporated by reference to Exhibit 10.47 to Annual Report on Form 10-KSB for the year ended December 31, 2001.

    10.14 Amendment Number One to Secured Convertible Promissory Notes, dated December 19, 2001, in favor of Harris Toibb. Incorporated by reference to Exhibit 10.48 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.15 Amendment No. 1 to Warrant to Purchase Common Stock, dated December 19, 2001, by and between Registrant and Harris Toibb. Incorporated by reference to Exhibit 10.49 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.16 Amendment No. 1 to Warrant to Purchase Common Stock, dated December 19, 2001, by and between Registrant and Europlay 1, LLC. Incorporated by reference to Exhibit 10.50 to Annual Report on Form 10-KSB for the year ended December 31, 2001.

   EXHIBIT
   NUMBER                     EXHIBIT DESCRIPTION
   ------                     -------------------

    10.17 Amendment No. 1 to Warrant to Purchase Common Stock, dated December 19, 2001, by and between Registrant and Preston Ford, Inc. Incorporated by reference to Exhibit 10.51 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.18 Investor Rights Agreement, by and between Registrant, Harris Toibb, Europlay 1, LLC, Preston Ford, Inc. and Capel Capital Ltd. Incorporated by reference to Exhibit 10.54 to Annual Report on Form 10-KSB for the year ended December 31, 2001.
    10.19 Common Stock and Warrant Purchase Agreement, dated March 7, 2002, by and among the Registrant, Harris Toibb, and MarKev Services, LLC. Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on March 11, 2002.
    10.20 Form of Warrant to Purchase Common Stock from March 7, 2002 and March 20, 2002 financings. Incorporated by reference to Exhibit
               10.1 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.
    10.21 Form of Warrant to Purchase Common Stock from April 2, 2002 financing. Incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.
    10.22 Form of Warrant to Purchase Common Stock from April 23, 2002 financing. Incorporated by reference to Exhibit 10.3 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.
    10.23 Common Stock and Warrant Purchase Agreement dated August 26, 2002, by and among Registrant and Harris Toibb, Markev Services, LLC, Ronald Lachman, David Wilson, Bob Haya and Scott Hergott. Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.
    10.24 Form of Warrant to Purchase Common Stock from August 26, 2002 financing. Incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.
    10.25 Form of Amendment Number One to Secured Convertible Promissory Note dated as of December 19, 2001. Incorporated by reference to
               Exhibit 10.6 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.
    10.26 Form of Amendment Number Two to Secured Convertible Promissory Note dated as of May 23, 2001. Incorporated by reference to
               Exhibit 10.7 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.
    10.27 Form of Warrant issued in connection with extension of maturity date of Secured Convertible Promissory Notes. Incorporated by reference to Exhibit 10.8 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.
    10.28 Warrant to Purchase Common Stock, dated August 28, 2002, issued in favor of SRO Consulting, Inc. Incorporated by reference to
               Exhibit 10.3 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.

    10.29      Contractor,   Confidential   Information   and   Non-Solicitation
               Agreement, dated June 1, 2002, between the Registrant and SRO Consultants, Inc.*

    10.30 Warrant to Purchase Common Stock, dated February 1, 2002, issued in favor of VoxPop, LLC. Incorporated by reference to Exhibit
               10.4 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.

    10.31      Contractor,   Confidential   Information   and   Non-Solicitation
               Agreement, dated February 2002, between the Registrant and VoxPop, LLC.*

    10.32 Form of Warrant to Purchase Common Stock, dated April 5, 2002, issued in favor of The Rose Group, Inc. Incorporated by reference to Exhibit 10.5 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.

    10.33 Public Relations Services Agreement, dated July 30, 2001, between the Registrant and The Rose Group.*

    10.34 Warrant to Purchase Common Stock, dated April 15, 2002, issued in favor of Business Development Experts, Inc. Incorporated by reference to Exhibit 10.6 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.

    10.35 Contract Advisor Agreement, dated April 15, 2002, between the Registrant and Business Development Experts, Inc.*

   EXHIBIT
   NUMBER                     EXHIBIT DESCRIPTION
   ------                     -------------------

    10.36 Warrant to Purchase Common Stock, dated April 15, 2002, issued in favor of mPRm Public Relations. Incorporated by reference to
               Exhibit 10.7 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.

    10.37 Letter Agreement, dated April 15, 2002, between the Registrant and mPRm Public Relations.*

    10.38 Warrant to Purchase Common Stock, dated April 22, 2002, issued in favor of KaZaA, B.V. Incorporated by reference to Exhibit 10.8 to Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.

    10.39 Ad Selling & Servicing Agreement, dated October 1, 2001, between the Registrant and KaZaA, B.V.*

    10.40 Technology Bundle License Agreement, dated October 2, 2001, between the Registrant and KaZaA, B.V. Incorporated by reference to Exhibit 10.40 to Annual Report on Form 10-KSB for the year ended December 31, 2001. [Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment by Registrant.]
    10.41 Engagement Letter, dated August 19, 2002, between Registrant and Europlay Capital Advisors, LLC, as amended. Incorporated by reference to Exhibit 10.4 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.

    10.42 Patent License Agreement, dated October 18, 2002, between Registrant and Kinetech, Inc.*
    10.43 Warrant to Purchase Common Stock, dated October 18, 2002, issued in favor of Kinetech, Inc.*
    10.44 Digital Content Merchant Agreement, dated November, 2002, between Registrant and NewGenPay, Inc.
    10.45 Letter Agreement, dated February 19, 2003, between Registrant and Scheinrock Advisory Group. Incorporated by reference to Exhibit
               10.1 to Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.
    10.46 Warrant to Purchase Common Stock, dated February 19, 2003, issued in favor of Scheinrock Advisory Group.
    10.47 Form of Warrant to Purchase Common Stock, dated June 11, 2003, issued in favor of Michael Toibb and Europlay Capital Advisors, LLC.
     5.1 Opinion and Consent of Stubbs Alderton & Markiles, LLP (formerly Business & Technology Law Group, LLP.)*

    23.1       Consent of BDO Seidman, LLP.

    23.2 Consent of Stubbs Alderton & Markiles, LLP (formerly Business & Technology Law Group, LLP.) (included in Exhibit 5.1).*
    24.1       Power of Attorney (included on signature page).*
----------
*   Previously filed.


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